SECURITIES PURCHASE AGREEMENT


         SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of May 1, 1998, by and among Visual Data Corporation, a Florida corporation, with headquarters located at 1291 SW 29 Avenue, Pompano Beach, Florida 33069 (the "Company"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" and collectively, the "Buyers").

         WHEREAS:

         A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act");

         B. The Company has authorized the following new series of its Preferred Stock, no par value per share (the "Preferred Stock"): the Company's Series A Convertible Preferred Stock (the "Preferred Shares"), which shall be convertible into shares of the Company's Common Stock, par value $0.0001 per share (the "Common Stock") (as converted, the "Conversion Shares"), in accordance with the terms of the Company's Articles of Amendment to the Articles of Incorporation, substantially in the form attached hereto as Exhibit A (the "Articles of Amendment");

         C. The Buyers wish to purchase, upon the terms and conditions stated in this Agreement, initially an aggregate of 150 of the Preferred Shares (the "Initial Preferred Shares") in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers on the Initial Closing Date (as defined below);

         D. Subject to the terms and conditions set forth in this Agreement, the Buyers wish to purchase an aggregate of an additional 150 of the Preferred Shares (the "Additional Preferred Shares") in the respective amounts set forth opposite each Buyer's name in the Schedule of Buyers on the Additional Closing Date (as defined below) (the Initial Preferred Shares and the Additional Preferred Shares collectively are referred to in this Agreement as the "Preferred Shares"); and

         E. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the "Registration Rights Agreement") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.


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         NOW THEREFORE, the Company and the Buyers hereby agree as follows:

         1.       PURCHASE AND SALE OF PREFERRED SHARES.

                  a. Purchase of Preferred Shares. Subject to satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a) below, the Company shall issue and sell to each Buyer and each Buyer severally agrees to purchase from the Company the respective number of Initial Preferred Shares set forth opposite such Buyer's name on the Schedule of Buyers, (as defined below) (the "Initial Closing"). Subject to the satisfaction (or waiver) of the conditions set forth in Sections 1(c), 6(b) and 7(b) below, the Company shall issue and sell to each Buyer and each Buyer severally agrees to purchase from the Company the respective number of Additional Preferred Shares set forth opposite such Buyer's name on the Schedule of Buyers (the "Additional Closing"). The Initial Closing and the Additional Closing collectively are referred to in this Agreement as the "Closings." The purchase price (the "Purchase Price") of each Preferred Share at each of the Closings shall be $5,000.

                  b. The Initial Closing Date. The date and time of the Initial Closing (the "Initial Closing Date") shall be 10:00 a.m. Central Time, within three (3) business days following the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Initial Closing set forth in Sections 6(a) and 7(a) below (or such later date as is mutually agreed to by the Company and the Buyers). The Initial Closing shall occur on the Initial Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693 or such other place as the parties shall agree.

                  c. The Additional Closing Date. The date and time of the Additional Closing (the "Additional Closing Date") shall be 10:00 a.m. Central Time, on the fifth business day following the date of the receipt by each Buyer of the Additional Share Notice (as defined below) following the date the Registration Statement (as defined in the Registration Rights Agreement) is declared effective by the SEC subject to satisfaction (or waiver) of the conditions to the Additional Closing set forth in Sections 6(b) and 7(b) and the conditions set forth in this paragraph (or such later date as is mutually agreed to by the Company and the Buyers). The Company shall deliver written notice (the "Additional Share Notice") to each Buyer of the event described in the preceding sentence on the first business day (the "Additional Share Notice Date") following the occurrence of such event. Notwithstanding the foregoing, no Buyer shall be required to purchase the Additional Preferred Shares unless each of the following conditions is satisfied: (i) such Buyer shall have received the Additional Share Notice on or before the first business day after the Effectiveness Deadline (as defined in the Registration Rights Agreement; (ii) the Registration Statement shall have been declared effective and shall remain effective at all times during the period beginning on the Additional Share Notice Date and ending on and including the Additional Share Closing Date; (iii) the provisions of Section 4(j) of this Agreement Shall have been satisfied; (iv) the Closing Bid Price (as defined in the Articles of Amendment) of the Common Stock is greater than $2.50 on the day immediately preceding the Additional Share Notice Date; (v) during the period beginning on the date of this Agreement and ending on and including the Additional Closing Date, there shall not have occurred (A) a public announcement of a Major Corporate Event (as defined in Section 2(f) of the Articles of Amendment) which has not been abandoned or terminated, (B) a Triggering Event (as defined in Section 3(d) of the Articles of Amendment) or (C) a Material Adverse

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Change (as defined below); (vi) at all times during the period beginning on the date of this Agreement and ending on and including the Additional Closing Date, the Common Stock shall have been designated on the Nasdaq SmallCap Market and shall not have been suspended from trading and the Company shall not have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock; and (vii) and the Company shall not have previously delivered an Additional Share Notice. The Additional Closing shall occur on the Additional Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693 or such other place as the parties shall agree. The Initial Closing Date and the Additional Closing Date collectively are referred to in this Agreement as the "Closing Dates." "Material Adverse Change" means any change, event, result or happening involving, directly or indirectly, the Company or any of its Subsidiaries (as defined below) resulting in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

                  d. Form of Payment. On each of the Closing Dates, (i) each Buyer shall pay the Purchase Price to the Company for the Preferred Shares to be issued and sold to such Buyer at the respective Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions, and (ii) the Company shall deliver to each Buyer, stock certificates (in the denominations as such Buyer shall request) (the "Stock Certificates") representing such number of the Preferred Shares which such Buyer is then purchasing (as indicated opposite such Buyer's name on the Schedule of Buyers). Such Stock Certificates shall bear the restrictive legends required pursuant to Section 2(g).

         2.       BUYER'S REPRESENTATIONS AND WARRANTIES.

                  Each Buyer represents and warrants with respect to only itself that:

                  a. Investment Purpose. Such Buyer (i) is acquiring the Preferred Shares and (ii) upon conversion of the Preferred Shares, will acquire the Conversion Shares then issuable (the Preferred Shares and the Conversion Shares collectively are referred to herein as the "Securities"), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

                  b. Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D.

                  c. Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire such securities.

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                  d. Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Section 3 below. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

                  e. No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

                  f. Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with assurance reasonably acceptable to the Company that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto) ("Rule 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

                  g. Legends. Such Buyer understands that the certificates or other instruments representing the Preferred Shares and, until such time as the sale of the Conversion Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE

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         ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER
         THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for sale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of such Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurances that such Securities can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

                  h. Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable against such Buyer in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

         i. Residency. Such Buyer is a resident of that country specified on the Schedule of Buyers.

         3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  The Company represents and warrants to each of the Buyers that:

                  a. Organization and Qualification. The Company and its "Subsidiaries" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) (a complete list of which is set forth in Schedule 3(a)) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below) or the Articles of Amendment.

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                  b. Authorization; Enforcement; Compliance with Other
Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents"), and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents and the Articles of Amendment by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Preferred Shares and the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) the Transaction Documents have been duly executed and delivered by the Company, (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies, and (v) prior to each of the Closing Dates, the Articles of Amendment has been filed with the Secretary of State of the State of Florida and will be in full force and effect, enforceable against the Company in accordance with its terms.

                  c. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, of which as of the date hereof, 3,105,435 shares were issued and outstanding, 200,000 shares are issuable and reserved for issuance pursuant to the Company's stock option plan and 5,040,966 shares are issuable and reserved for issuance pursuant to securities (other than the Preferred Shares) exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 5,000,000 shares of preferred stock, which as of the date hereof, no shares were issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in
Schedule 3(c), (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement),
(v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement,

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and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Buyers true and correct copies of the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the "Articles of Incorporation"), and the Company's By-laws, as in effect on the date hereof (the "By-laws"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

                  d. Issuance of Securities. The Preferred Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issue thereof and (iii) entitled to the rights and preferences set forth in the Articles of Amendment. A number of shares of Common Stock equal to 200% of the number of Conversion Shares issuable upon conversion of the Preferred Shares and outstanding on the applicable Closing Date (after giving effect to the Preferred Shares issued on such Closing Date and assuming all such outstanding Preferred Shares were fully convertible on such date regardless of any limitation on the timing or amount of such conversions) initially have been duly authorized and reserved for issuance (subject to adjustment pursuant to the Company's covenant set forth in Section 4(f) below) upon conversion of the Preferred Shares. Upon conversion in accordance with the Articles of Amendment, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Based in part upon the representations of the Buyers set forth in Section 2, the issuance by the Company of the Securities is exempt from registration under the 1933 Act.

                  e. No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Articles of Amendment and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation, any Articles of Amendment, Preferences and Rights of any outstanding series of Preferred Stock of the Company or the By-laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or material instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the principal market or exchange on which the Common Stock is traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of or in default under the Articles of Incorporation, any Articles of Amendment, Preferences and Rights of any outstanding series of Preferred Stock or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any law, ordinance, regulation of any governmental entity having authority or jurisdiction over the

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Company, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents or to perform its obligations under the Articles of Amendment, in each case in accordance with the terms hereof or thereof. Except as disclosed in Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company is not in violation of the listing requirements of the Nasdaq SmallCap Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting of the Common Stock by the Nasdaq SmallCap Market in the foreseeable future.

                  f. SEC Documents; Financial Statements. Since July 30, 1997, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company has delivered to the Buyers or their respective representatives true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyers which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(d) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

                  g. Absence of Certain Changes. Except as disclosed in Schedule 3(g) or in the SEC Documents filed at least five (5) days prior to the date hereof and available on EDGAR, since July 30, 1997, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition or results of operations of the Company or its Subsidiaries. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does

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the Company or its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

                  h. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, except as set forth in Schedule 3(h).

                  i. Acknowledgment Regarding Buyers' Purchase of Preferred Shares. The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any of the Buyers or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

                  j. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

                  k. No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

                  l. No Integrated Offering. The Company has not, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of The Nasdaq Stock Market, Inc., nor will the Company or any of its Subsidiaries take any action or steps that would require registration of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

                  m. Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. Neither the Company nor any of its Subsidiaries

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is a party to a collective bargaining agreement, and the Company and its
Subsidiaries believe that relations with their employees are good. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company.

                  n. Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth on Schedule 3(n), none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights necessary to conduct its business as now or as proposed to be conducted have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 3(n), there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

                  o. Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the three foregoing cases, the failure to so comply would have, individually or in the aggregate, a Material Adverse Effect.

                  p. Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(p) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

                  q. Insurance. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiaries, taken as a whole.

                  r. Regulatory Permits. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such items would not have, individually or in the aggregate, a Material Adverse Effect and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

                  s. No Materially Adverse Contracts, Etc. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement which in the reasonable judgment of the Company's officers has or is expected to have a Material Adverse Effect.

                  t. Tax Status. Except as set forth on Schedule 3(u), the Company and each of its Subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                  u. Certain Transactions. Except as set forth on Schedule 3(v) and in the SEC Documents filed at least ten days prior to the date hereof and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed on Schedule 3(c), none of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

                  v. Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred Shares will increase in certain circumstances. The Company further acknowledges that, subject to such limitations as are expressly set forth in the Transaction Documents, its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Articles of Amendment is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

                  w. No Other Agreements. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

         4.       COVENANTS.

                  a. Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

                  b. Form D. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before each of the Closing Dates, take such action as the Company shall reasonably determine is necessary to qualify the Securities for, or obtain exemption for the Securities for, sale to the Buyers at each of the Closings pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall make all filings and reports relating the offer and sale of the Securities required under the applicable securities or "Blue Sky" laws of the states of the United States following each of the Closing Dates.

                  c. Reporting Status. Until the earlier of (i) the date which is one year after the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), or (ii) the date on which (A) the Investors shall have sold all the Conversion Shares and (B) none of the Preferred Shares is outstanding (the "Registration Period"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

                  d. Use of Proceeds. The Company will use the proceeds from the sale of the Preferred Shares for substantially the same purposes and in substantially the same amounts as indicated in Schedule 4(d).

                  e. Financial Information. The Company agrees to send the following to each Investor (as that term is defined in the Registration Rights Agreement) during the Registration Period: (i) within five (5) days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements or amendments (other than on Form S-8) filed pursuant to the

1933 Act; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

                  f. Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 200% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares.

                  g. Right of First Refusal. Subject to the exceptions described below, the Company and its Subsidiaries shall not contract with any party for any equity financing (including any debt financing with an equity component) or issue any equity securities, other than pursuant to existing agreements set forth on Schedule 4(g), of the Company or any Subsidiary or securities convertible or exchangeable into or for equity securities of the Company or any Subsidiary (including debt securities with an equity component) in any form ("Future Offerings") during the period beginning on the Closing Date and ending on and including the date which is the later of 365 days after the Initial Closing Date and 180 days after the Additional Closing Date, unless it shall have first delivered to each Buyer or a designee appointed by such Buyer written notice (the "Future Offering Notice") describing the proposed Future Offering, including the terms and conditions thereof, and providing each Buyer an option to purchase up to its Aggregate Percentage (as defined below), as of the date of delivery of the Future Offering Notice, in the Future Offering (the limitations referred to in this sentence are collectively referred to as the "Capital Raising Limitation"). For purposes of this Section 4(g), "Aggregate Percentage" at any time with respect to any Buyer shall mean the percentage obtained by dividing (i) the aggregate number of Preferred Shares purchased by such Buyer at the Closings by (ii) the aggregate number of Preferred Shares purchased by all Buyers at the Closings. A Buyer can exercise its option to participate in a Future Offering by delivering written notice thereof to participate to the Company within ten (10) business days of receipt of a Future Offering Notice, which notice shall state the quantity of securities being offered in the Future Offering that such Buyer will purchase, up to its Aggregate Percentage, and that number of securities it is willing to purchase in excess of its Aggregate Percentage. In the event that one or more Buyers fail to elect to purchase up to each such Buyer's Aggregate Percentage then each Buyer which has indicated that it is willing to purchase a number of securities in excess of its Aggregate Percentage shall be entitled to purchase its pro rata portion (determined in the same manner as described in the preceding sentence) of the securities in the Future Offering which one or more Buyers have not elected to purchase. In the event the Buyers fail to elect to fully participate in the Future Offering within the periods described in this Section 4(g), the Company shall not be obligated to sell any of the securities of the Future Offering to any of the Buyers and the Company shall have 45 days thereafter to sell the securities of the Future Offering upon terms and conditions (including the amount thereof), no more favorable to the purchasers thereof than specified in the Future Offering Notice. In the event the Company has not sold such securities of the Future Offering within such 45 day period, the Company shall not thereafter issue or sell such securities without first offering such securities to the Buyers in the manner provided in this Section 4(g). The Capital Raising Limitation shall not apply to (i) a loan from a commercial bank which does not have any equity feature, (ii) any transaction involving the Company's issuances of securities
(A) as consideration in a merger or
consolidation, (B) in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or (C) as consideration for the acquisition of a business, product or license or other assets by the Company, (iii) the issuance of Common Stock in a firm commitment, underwritten public offering, (iv) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof or (v) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option plan, restricted stock plan or stock purchase plan for the benefit of the Company's employees or directors. The Buyers shall not be required to participate or exercise their right of first refusal with respect to a particular Future Offering in order to exercise their right of first refusal with respect to later Future Offerings.

                  h. Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system (including the Nasdaq SmallCap Market and the Nasdaq National Market), if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents and the Articles of Amendment. The Company shall maintain the Common Stock's authorization for quotation on the Nasdaq SmallCap Market, the Nasdaq National Market, The New York Stock Exchange, Inc. ("NYSE") or The American Stock Exchange, Inc. ("AMEX"). Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Nasdaq National Market, NYSE or AMEX. The Company shall promptly provide to each Buyer copies of any notices it receives from the Nasdaq SmallCap Market, the Nasdaq National Market, NYSE or AMEX regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(h).

                  i. Expenses. Subject to Section 9(l) below, following the Initial Closing, the Company shall reimburse the Buyers for the Buyers' reasonable expenses (including attorneys fees and expenses) in connection with negotiating and preparing the Transaction Documents and consummating the transactions contemplated thereby up to an aggregate of $20,000 upon presentation of documentation, if requested by the Company.

                  j. Proxy Statement. The Company shall provide each stockholder entitled to vote at the next meeting of stockholders of the Company, which shall be not later than 120 days after the Initial Closing Date (the "Stockholder Meeting Deadline"), a proxy statement, which has been previously reviewed by the Buyers and a counsel of their choice, soliciting each such stockholder's affirmative vote at such stockholder meeting for approval of the Company's issuance of all of the Securities as described in this Agreement, and the Company shall use its best efforts to solicit its stockholders' approval of such issuance of the Securities and cause the Board of Directors of the Company to recommend to the stockholders that they approve such proposal. If the Company fails to hold a meeting of its stockholders by the Stockholder Meeting Deadline (unless such failure is the result solely of the actions of the Buyers), then, as partial relief (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each holder of Preferred Shares an amount in cash per Preferred Share equal to the product of (i) $5,000 multiplied by (ii) .025 multiplied by (iii) the quotient of (x) the number of days after the Stockholder Meeting Deadline that a meeting of the Company's stockholders is not held, divided by (y) 30. The Company shall make the payments referred to in the immediately preceding sentence within five days of the earlier of (I) the holding of the meeting of the Company's stockholders, the failure of which resulted in the requirement to make such payments and (II) the last day of each 30-day period beginning on the Stockholder Meeting Deadline. In the event the Company fails to make such payments in a timely manner, such payments shall bear interest at the rate of 2.0% per month (pro rated for partial months) until paid in full.

                  k. No Violation of Law. The Company and its Subsidiaries shall conduct their business in accordance with all laws, ordinances, regulations of any governmental entity having authority or jurisdiction over the Company, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect.

                  l. Transactions With Affiliates. So long as any Preferred Shares are outstanding the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, person who were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "Related Party"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, or (c) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "Affiliate" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly,
(i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "Control" or "controls" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

                  m. Filing of Form 8-K. On or before the fifth (5th) business day following each of the Closing Dates, the Company shall file a Form 8-K with the SEC describing the terms of the transaction contemplated by the Transaction Documents and consummated at such Closing, in each case in the form required by the 1934 Act.


5.       TRANSFER AGENT INSTRUCTIONS.

                  The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares (the "Irrevocable Transfer Agent Instructions"). Prior to registration of the Conversion Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(f) hereof (in the case of the Conversion Shares, prior to registration of the Conversion Shares under the 1933 Act) will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section 5 shall affect in any way each Buyer's obligations and agreements set forth in Section 2(g) to comply with all applicable prospectus delivery requirements, if any, upon resale of the Securities. If a Buyer provides the Company with an opinion of counsel, in generally acceptable form, that registration of a resale by such Buyer of any of such Securities is not required under the 1933 Act, the Company shall permit the transfer, and, in the case of the Conversion Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Buyer and without any restrictive legends. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyers shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

         6.       CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

                  a. Initial Closing Date. The obligation of the Company hereunder to issue and sell the Initial Preferred Shares to each Buyer at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

                  (i) Such Buyer shall have executed each of the Transaction Documents and delivered the same to the Company.

                  (ii) The Articles of Amendment shall have been filed with the Secretary of State of the State of Florida.

                  (iii) Such Buyer shall have delivered to the Company the Purchase Price for the Initial Preferred Shares being purchased by such Buyer at the Initial Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                  (iv) The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time

         (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Initial Closing Date.

                  b. Additional Closing Date. The obligation of the Company hereunder to issue and sell the Additional Preferred Shares to each Buyer at the Additional Closing is subject to the satisfaction, at or before the Additional Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

                  (i) Such Buyer shall have delivered to the Company the Purchase Price for the Additional Preferred Shares being purchased by such Buyer at the Additional Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                  (ii) The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Additional Closing Date.

         7.       CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

                  a. Initial Closing Date. The obligation of each Buyer hereunder to purchase the Initial Preferred Shares at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

                  (i) The Company shall have executed each of the Transaction Documents, and delivered the same to such Buyer.

                  (ii) The Articles of Amendment shall have been filed with the Secretary of State of the State of Florida, and a copy thereof certified by such Secretary of State shall have been delivered to such Buyer.

                  (iii) The Common Stock shall be authorized for quotation on the Nasdaq SmallCap Market, trading in the Common Stock shall not have been suspended by the SEC, The Nasdaq Stock Market, Inc., at any time beginning on the date hereof and through and including the Initial Closing Date.

                  (iv) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, without limitation, an update as of the Initial Closing Date regarding the representation contained in Section 3(c) above.

                  (v) Such Buyer shall have received the opinion of the Company's counsel dated as of the Initial Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit C attached hereto.

                  (vi) The Company shall have executed and delivered to such Buyer the Stock Certificates (in such denominations as such Buyer shall request) for the Preferred Shares being purchased by such Buyer at the Initial Closing.

                  (vii) The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b)(ii) above and in a form reasonably acceptable to such Buyer (the "Resolutions").

                  (viii) As of the Initial Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, a number of shares of Common Stock equal to at least 200% of the number of Conversion Shares issuable upon conversion of the Preferred Shares outstanding on the Initial Closing Date (after giving effect to the Preferred Shares to be issued on the Initial Closing Date and assuming all such Preferred Shares were fully convertible or exercisable on such date regardless of any limitation on the timing or amount of such conversions or exercises).

                  (ix) The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent.

                  (x) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 days of the Initial Closing.

                  (xi) The Company shall have delivered to such Buyer a certified copy of its Articles of Incorporation as certified by the Secretary of State of the State of Florida within ten days of the Initial Closing Date.

                  (xii) The Company shall have delivered to such Buyer a secretary's certificate, dated as the Initial Closing Date, as to (i) the resolutions described in Section 7(a)(vii), (ii) the Articles of Incorporation and (iii) the Bylaws, each as in effect at the Initial Closing.

                  (xiii) The Company shall have delivered to such Buyer copies of proxy agreements, in a form reasonably acceptable to such Buyer, executed by each executive officer and director of the Company pursuant to which such persons agree to vote in favor of the matters described in Section 4(j).

                  (xiv) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

                  b. Additional Closing Date. The obligation of each Buyer hereunder to purchase the Additional Preferred Shares at the Additional Closing is subject to the satisfaction, at or before the Additional Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

                  (i) The Articles of Amendment shall be in full force and effect and shall not have been amended since the Initial Closing Date, and a copy thereof certified by the Secretary of State of the State of Florida shall have been delivered to such Buyer.

                  (ii) The Common Stock shall be authorized for quotation on the Nasdaq SmallCap Market, the Nasdaq National Market, NYSE or AMEX, trading in the Common Stock shall not have been suspended by the SEC, The Nasdaq Stock Market, Inc., NYSE or AMEX on the Additional Closing Date.

                  (iii) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Additional Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Additional Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, without limitation, an update as of the Additional Closing Date regarding the representation contained in Section 3(c) above.

                  (iv) Such Buyer shall have received the opinion of the Company's counsel dated as of the Additional Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit C attached hereto.

                  (v) The Company shall have executed and delivered to such Buyer the Stock Certificates (in such denominations as such Buyer shall request) for the Preferred Shares being purchased by such Buyer at the Additional Closing.

                  (vi) The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b)(ii) above and in a form reasonably acceptable to such Buyer (the "Resolutions").

                  (vii) As of the Additional Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, a number of shares of Common Stock equal to at least 200% of the number of Conversion Shares issuable upon conversion of the Preferred Shares outstanding on the Additional Closing Date (after giving effect to the Preferred Shares to be issued on such Additional Closing Date and assuming all such outstanding Preferred Shares were fully convertible or exercisable on such date regardless on any limitation on the timing or amount of such conversions or exercises).

                  (viii) The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent.

                  (ix) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 days of the Additional Closing.

                  (x) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 days of the Additional Closing.

                  (xi) The Company shall have delivered to such Buyer a certified copy of its Articles of Incorporation as certified by the Secretary of State of the State of Florida within ten days of the Additional Closing Date.

                  (xii) The Company shall have delivered to such Buyer a secretary's certificate, dated as the Initial Closing Date, as to (i) the resolutions described in Section 7(a)(vii), (ii) the Articles of Incorporation and (iii) the Bylaws, each as in effect at the Additional Closing.

                  (xiii) The Company shall have delivered to such Buyer copies of proxy agreements, in a form reasonably acceptable to such Buyer, executed by each executive officer and director of the Company pursuant to which such persons agree to vote in favor of the matters described in Section 4(j).

                  (xiv) The conditions to the Additional Closing set forth in
         Section 1(c) shall have been satisfied on or before the Additional Closing Date.

                  (xv) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

         8. INDEMNIFICATION. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents and the Articles of

Amendment, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or the Articles of Amendment or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or the Articles of Amendment or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or the Articles of Amendment or any other certificate, instrument or document contemplated hereby or thereby, (d) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or (e) the status of such Buyer or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         9.       GOVERNING LAW; MISCELLANEOUS.

                  a. Governing Law. The corporate laws of the State of Florida shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York without regard to the principles of conflict of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                  b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

                  c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                  d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                  e. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyers, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents or the Articles of Amendment unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of Preferred Shares, as the case may be.

                  f. Notices. Any notices consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.
The addresses and facsimile numbers for such communications shall be:

                  If to the Company:

                           Visual Data Corporation
                           1291 SW 29 Avenue
                           Pompano Beach, Florida  33069
                           Telephone:  (954) 917-6655
                           Facsimile:  (954) 917-6660
                           Attention:  Randy S. Selman

                  With a copy to:

                           Atlas Pearlman Trop & Borkson, P.A.
                           200 East Las Olas Boulevard
                           Suite 1900
                           Fort Lauderdale, Florida 33301
                           Telephone:       (954) 763-1200
                           Facsimile:       (954) 766-7800
                           Attention:       Joel D. Mayersohn, Esq.

         If to the Transfer Agent:

                           Interwest Tranfer Company, Inc.
                           1981 East Murray Holladay Road
                           Suite 100
                           Salt Lake City, Utah  84117
                           Telephone:       (801) 272-9294
                           Facsimile:       (801) 277-3147
                           Attention:       Melinda Orth

         If to a Buyer, to its address and facsimile number on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers.

         Each party shall provide five (5) days' prior written notice to the other party of any change in address or facsimile number.

                  g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares. Except for a merger, consolidation or other business combination in compliance with Sections 2(g) and 3 of the Articles of Amendment, the Company shall not assign this Agreement or any rights or obligations hereunder [without the prior written consent of the holders of two thirds (2/3) of the Preferred Shares then outstanding]. A Buyer may assign some or all of its rights hereunder to affiliates or associates of such Buyer, without the consent of the Company, and to others, with the consent of the Company, which consent shall not be unreasonably withheld; provided, however, that any such assignment shall not release such Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption. Notwithstanding anything to the contrary contained in the Transaction Documents, Buyer shall be entitled to pledge the Securities in connection with a bona fide margin account.

                  h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                  i. Survival. Unless this Agreement is terminated under Section 9(l), the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive each of the Closings. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

                  j. Publicity. The Company and each Buyer shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (although each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

                  k. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  l. Termination. In the event that the Initial Closing shall not have occurred with respect to a Buyer on or before three (3) business days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 9(l), the Company shall remain obligated to reimburse the non-breaching Buyers for the expenses described in Section 4(i) above.

                  m. Placement Agent. Each of the Company and the Buyers, on their own behalf, acknowledges that it has not engaged a placement agent in connection with the sale of the Preferred Shares. The Company shall be responsible for the payment of any placement agent's fees or broker's commissions relating to or arising out of the purchase of the Securities by the Buyers. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

                  n. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                  o. Remedies. Each Buyer and each holder of Preferred Shares, Conversion Shares shall have all rights and remedies set forth in this Agreement, the Articles of Incorporation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

                  p. Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to the Articles of Amendment or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                  q. Number of Conversion Shares. Notwithstanding any other provision herein or in the Articles of Amendment, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon Conversion of the Preferred Shares (the "Exchange Cap") without breaching the Company's obligations under the rules or regulations of the Nasdaq Stock Market, Inc., except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by applicable rules and regulations of The Nasdaq Stock Market for issuances of Common Stock in excess of such amount or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding. Until such approval or written opinion is obtained, no Buyer pursuant to this Agreement or the Articles of Amendment shall be issued, upon conversion of the Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Buyer pursuant to this Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Buyers pursuant to this Agreement (the "Cap Allocation Amount"). In the event that any Buyer shall sell or otherwise transfer any of such Buyer's Preferred Shares, the transferee shall be allocated a pro rata portion of such Buyer's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap

Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

                                   * * * * * *

         IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:                              BUYERS:

VISUAL DATA CORPORATION               THEMIS PARTNERS L.P.
                                         By:  Promethean Investment Group L.L.C.
                                         Its:  General Partner

By: /s/ Randy S. Selman               By: /s/ James F. O'Brien, Jr.
  -----------------------               -------------------------------
Name: Randy S. Selman                    Name:  James F. O'Brien, Jr.
Its: President                           Its:      President
  5-1-98


                                      HERACLES FUND
                                         By:  Promethean Investment Group L.L.C.
                                         Its:  Investment Advisor

                                      By: /s/ James F. O'Brien, Jr.
                                         -------------------------------
                                        Name:  James F. O'Brien, Jr.
                                        Its:      President

                               SCHEDULE OF BUYERS


                                                                       Number of
                                      Investor Address             Preferred Shares          Investor's Representatives' Address
      Investor Name                 and Facsimile Number           Initial/Additional                 and Facsimile Number
      -------------                 --------------------           ------------------        ------------------------------------

Themis Partners L.P.                c/o Promethean Investment Group, L.L.C.       50/50          Promethean Investment Group, L.L.C.
                                    40 West 57th Street, Suite 1520                              40 West 57th Street, Suite 1520
                                    New York, New York 10019                                     New York, New York 10019
                                    Attn: James F. O'Brien, Jr.                                  Attn: James F. O'Brien, Jr.
                                    Facsimile: 212-698-0505                                            Steve Weiner
                                                                                                 Facsimile: 212-698-0505

                                                                                                 Katten Muchin & Zavis
                                                                                                 525 West Monroe, Suite 1600
                                                                                                 Chicago, Illinois  60661-3693
                                                                                                 Attn:  Robert J. Brantman, Esq.
                                                                                                 Facsimile:  312-902-1061

Heracles Fund                       Bank of Bermuda (Cayman) Limited            100/100          Promethean Investment Group, L.L.C.
                                    P.O. Box 513                                                 40 West 57th Street, Suite 1520
                                    3rd Floor British American Center                            New York, New York 10019
                                    Dr. Roy's Drive                                              Attn: James F. O'Brien, Jr.
                                    Georgetown, Grand Cayman                                           Steve Weiner
                                    Cayman Island, BWI                                           Facsimile: 212-698-0505
                                    Attn: Allen J. Bernardo
                                    Facsimile: 809-949-7802                                      Katten Muchin & Zavis
                                                                                                 525 West Monroe, Suite 1600
                                                                                                 Chicago, Illinois  60661-3693
                                                                                                 Attn:  Robert J. Brantman, Esq.
                                                                                                 Facsimile:  312-902-1061



                                  SCHEDULE 3(a)
                                  Subsidiaries
                                  ------------

The following companies are wholly owned subsidiaries of the Company:

         HotelView Corporation
         CareView Corporation
         ResortView Corporation
         Video New Wire Corporation
         AttractionView Corporation (in process)

                                  SCHEDULE 3(c)
                                 Capitalization
                                 --------------

                                               Vested       Unvested       Total
                                               ------       --------       -----
Common Stock:
 Issued and outstanding            3,105,435                           3,105,435
 Reserved for issuance:
       * DCT Acquisition             105,000
       * Other agreements             55,000                             160,000

Warrants:
 Publically traded                             1,150,000               1,150,000

*Underwriter/investment banker                   255,000      75,000     330,000
 Others                                          208,246                 208,246
*Reserved for issuance                                       100,000     100,000


Options:
*Employee Stock Option Plan                                  200,000     200,000
 Directors                                                   250,000     250,000
 Management                                      874,460   2,020,000   2,894,460
 Others                                            8,260                   8,260
                                               ---------   ---------   ---------

                                   3,265,435   2,495,966   2,645,000   8,406,401
                                   =========   =========   =========   =========
*Registration rights

                                  SCHEDULE 3(e)
                                    Conflicts
                                    ---------

Filing with Nasdaq to list the Conversion Shares.

                                  SCHEDULE 3(g)
                                Material Changes
                                ----------------

None.

                                  SCHEDULE 3(h)
                                   Litigation
                                   ----------

None.

                                  SCHEDULE 3(n)
                              Intellectual Property
                              ---------------------

None.

                                  SCHEDULE 3(p)
                                      Liens
                                      -----

18 month first mortgage in the principal amount of $1,000,000, bearing interest at the rate of 8.75% per annum, with 15 year amortization. At maturity, on March 31, 1999, the amount due under the mortgage, which is held by an unaffiliated financial institution, will be approximately $963,000.

                                  SCHEDULE 3(t)
                                   Tax Status
                                   ----------

The Company?s consolidated Forms 1120 and F-1120 for the year ended September 30, 1997 are on extension until June 15, 1998 and June 30, 1998, respectively.

                                  SCHEDULE 3(u)

                              Certain Transactions
                              --------------------

None.

                                  SCHEDULE 4(d)
                                 Use of Proceeds
                                 ---------------

The Company intends to use the proceeds of this offering for the purchase of equipment and general working capital.

                                  SCHEDULE 4(g)
                   Agreements Regarding Issuance of Securities
                   -------------------------------------------


Investment Banking Agreement with BlueStone Capital Partners.

                                    EXHIBIT A

                          Form of Articles of Amendment


Attached hereto.

                                    EXHIBIT B

                      Form of Registration Rights Agreement


Attached hereto.

                                    EXHIBIT C

                         Form of Company Counsel Opinion


                                                      May 8, 1998


Themis Partners, L.P.                           Heracles Fund
c/o Promethean Investment Group, L.L.C.         Bank of Bermuda (Cayman) Limited
40 West 57th Street                             Post Office Box 513
Suite 1520                                      Georgetown Grand Cayman
New York, New York 10019                        Cayman Island, BWI

         Re:      Visual Data Corporation

Ladies and Gentlemen:

         We have acted as counsel to Visual Data Corporation, a Florida corporation (the "Company") in connection with the Securities Purchase Agreement, dated as of May 1, 1998 (the "Agreement"), between the parties listed on the Schedule of Buyers to the Agreement and the Company and the transactions contemplated therein. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement.

         This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 1991, issued by the Business Law Section of the Florida Bar (the "Report"). The Report is incorporated by reference into this Opinion.

         As counsel in the capacity indicated above, we have examined:

         a. The Agreement and the Transaction Documents (as defined);

         b. The original or certified, conformed or photostatic copies of the Certificate of Incorporation and Bylaws of the Company and its subsidiaries;

Themis Partners, L.P.
Heracles Fund
May 8, 1998
Page 2



         c. The original or certified, conformed or photostatic copies of minutes of the Company;

         d. The records of proceedings and actions of the Company and its members in the form certified to us by officers of the Company as being true, correct and complete copies of the foregoing; and

         e. Certificates of public officials and such other documents, records and legal matters as we have deemed necessary or relevant for the purposes of the opinion hereinafter expressed.

         In addition, we have assumed, with your approval but without investigation, that the Agreement and Transaction Documents are valid and binding on, and enforceable against all parties thereto other than the Company.

         Insofar as this opinion relates to factual matters, we have relied upon
(a) the representations and warranties set forth in the Agreement, (b) representations of officers of the Company, and (c) certificates of public officials; however, we have not made any independent review or investigation of the information contained in such material.

         Based upon our examination of the foregoing, and in reliance thereon and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

         1. The Company and each of its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to conduct its business, and to own, lease and operate its properties, as described in the Company's Annual Report on Form 10-K for the year ended September 30, 1997. The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary and in which the failure to be so qualified or be in good standing

Themis Partners, L.P.
Heracles Fund
May 8, 1998
Page 3


would have a material adverse effect on the business, operations, financial conditions or results of operations of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect").

         2. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement, the Articles of Amendment, the Registration Rights Agreement and the Irrevocable Transfer Agent Instructions (collectively, the "Transactions Documents"), including issuance of the Preferred Shares and the Conversion Shares in accordance with the terms thereof. The filing of the Articles of Amendment and the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated therein have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors or its shareholders is required therefor (except to the extent that shareholder approval may be required pursuant to the rules of the Nasdaq SmallCap Market for the issuance of a number of Conversion Shares greater than 19.99% of the number of shares of Common Stock outstanding immediately prior to the Initial Closing Date). The Transaction Documents have been duly executed and delivered by the Company and the Articles of Amendment have been duly executed and filed by the Company with the Secretary of State of the State of Florida in accordance with the Florida Business Corporation Act (the "Florida Corporate Law") and has been accepted for filing with the Secretary of State. The Transaction Documents constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

         3. The issuance and sale of the Preferred Shares has been duly authorized, and assuming the Company's receipt of payment of the purchase price therefor in accordance with the terms of the Agreement, the Preferred Shares are validly issued, fully paid and non-assessable and free of all taxes, liens, charges and preemptive rights with respect to the issue thereof. The Conversion Shares are duly authorized and reserved for issuance

Themis Partners, L.P.
Heracles Fund
May 8, 1998
Page 4


upon conversion of the Preferred Shares in accordance with the Agreement and the Articles of Amendment, and when issued in accordance with the Agreement and the Articles of Amendment, the Conversion Shares will be validly issued, fully paid and non-assessable and free of all taxes, liens, charges and preemptive rights with respect to the issue thereof.

         4. As of the date hereof, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, par value $.0001 per share and (ii) 5,000,000 shares of Preferred Stock and no designations are outstanding. None of such Common Stock or such Preferred Stock is subject to preemptive rights.

         5. Subject to the accuracy of the Buyers' and Company's representations (as to factual matters) in the Agreement, the Preferred Shares and the Conversion Shares may be issued to you pursuant to the Transaction Documents without registration under the 1933 Act or the securities laws of any state, assuming the Buyers are only located in the State of New York.

         6. No authorization, approval, consent, filing or other order of any Federal or state governmental body, regulatory agency, self-regulatory organization or stock exchange or market, or the shareholders of the Company (except (i) to the extent that shareholder approval may be required pursuant to the rules of the Nasdaq SmallCap Market for the issuance of a number of Conversion Shares greater than 19.99% of the number of shares of Common Stock outstanding immediately prior to the Initial Closing Date, (ii) the filing of a notice of sale of securities on Form D pursuant to Regulation D under the 1933 Act, (iii) filings under "blue sky" state securities laws which may be required in accordance with applicable laws and (iv) the listing application with the NASDAQ Stock Market for the Conversion Shares), or any court, or, to our Knowledge, any third party, is required to be obtained by the Company to enter into and perform its obligations under the Transaction Documents or for the issuance and sale of the Preferred Shares and the Conversion Shares as contemplated by the Transaction Documents.

Themis Partners, L.P.
Heracles Fund
May 8, 1998
Page 5


         7. The execution, delivery and performance by the Company of the Transaction Documents, the consummation by the Company of the transactions contemplated thereby and the compliance by the Company with the terms thereof does not (a) violate, conflict with or constitute a default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a default) under (i) the Articles of Incorporation or the By-laws, or
(ii) any agreement, note, lease, mortgage, deed or other instrument to which the Company is a party or by which the Company is bound and which the Company has filed as an exhibit to its reports filed with the SEC under the 1934 Act or which, to our Knowledge, the Company otherwise is required or will be required to file as an exhibit to its reports under the 1934 Act; or (b) result in any violation of any statute, law, rule or regulation known to us to be applicable to the Company or, to the best of our Knowledge, any order, writ, injunction or decree, if such violation would have a Material Adverse Effect.

         8. The Company is not an "investment company" or any entity controlled by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

         These opinions are limited to the matters expressly stated herein and are rendered solely for your benefit and may not be quoted or relied upon for any other purpose or by any other person.

         The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:

                  (a) We have relied upon the factual representations of the Company in the Agreement and Transaction Agreements with regard to those matters of fact expressly represented in the Agreement and Transaction Agreements and we have not undertaken any independent investigation to determine the existence or absence of those facts, and no inference as to our Knowledge of the existence or absence of those facts should be drawn from our representation of the Company.

Themis Partners, L.P.
Heracles Fund
May 8, 1998
Page 6


                  (b) We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, the authenticity of certificates of public officials and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company of the Agreement and Transaction Agreements).

                  (c) Whenever a statement herein is qualified by the phrases "to our Knowledge" or similar phrases, it is intended to indicate that during the course of our representation of the Company in the transactions contemplated by the Agreement and Transaction Agreements, and having made inquiry of certain officers of the Company as to such matters, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm who have rendered legal services in connection with the representation described in the introductory paragraph of this opinion letter. However, we have not undertaken any independent investigation or review to determine the accuracy of any such statements and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation or review. No inference as to our Knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

                  (d) Our examination of law relevant to the matters covered by this opinion is limited to the laws of Florida and the Federal laws of the United States, and we express no opinion as to the affect on the matters covered by this opinion of the laws of any other jurisdiction. We have made no inquiry into the laws and regulations of any other jurisdiction or jurisdictions or as to laws relating to choice of law or conflicts of law principles.

                  (e) Our opinions are as of the date hereof and the opinions set forth herein speak only to the events which occur pursuant to the precise terms of the Agreement and Transaction Agreements. We assume no obligation to advise you of changes which thereafter may be brought to our attention. Our opinions are based on statutory and judicial decisions in effect at the date hereof, and we do not opine with

Themis Partners, L.P.
Heracles Fund
May 8, 1998
Page 7


respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof, nor assume any responsibility to advise you of future changes in our opinion.

                  (f) Our opinion concerning the enforceability of the Agreement and the Transaction Agreements means that, subject to the last sentence of item two, some remedy is available if the Company is in material default thereunder. This opinion does not mean that any particular remedy is available upon a material default, or every provision of the Agreement and the Transaction Agreements will be upheld or enforced in any or each circumstance by a court of competent jurisdiction.

                  (j) We express no opinion as to the choice of law provisions in the Agreement and the Transaction Agreements.

                                           Very truly yours,

                                           ATLAS, PEARLMAN, TROP & BORKSON, P.A.






JDM/dcb

                                    EXHIBIT D

                 Form of Irrevocable Transfer Agent Instructions

Interwest Transfer Company, Inc.
Suite 100
1981 East Murray Holladay Road
Salt Lake City, UT  84117

Attention:  Ms. Melinda Orth

Ladies & Gentlemen:

Reference is made to that certain Securities Purchase Agreement to be entered into by and among Visual Data Corporation, a Florida corporation (the "Company"), and the buyers named therein (collectively, the "Holders") pursuant to which the Company is issuing to the Holders shares of its Series A Convertible Preferred Stock, par value $0.0001 per share (the "Preferred Shares"), which shall be convertible into shares of the Company's Common Stock, par value $0.0001 per share (the "Common Stock"). This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of the Company at such time) to issue shares of Common Stock upon conversion of the Preferred Shares (the "Conversion Shares") to or upon the order of a Holder from time to time upon (i) surrender to you of a properly completed and duly executed Conversion Notice, in the form attached hereto as
Exhibit 1, which has been acknowledged by the Company as indicated by the signatures of a duly authorized officer of the Company thereon, and (ii) certificate representing Preferred Shares being converted (or an indemnification undertaking with respect to such share certificates in the case of their loss, theft or destruction). As long as you have previously received (x) written confirmation from counsel to the Company that a registration statement covering resales of the Conversion Shares has been declared effective by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and (y) a copy of such registration statement, and (z) a letter confirming sale and prospectus delivery, then the certificates representing the Conversion Shares shall not bear any legend restricting transfer of the Conversion Shares thereby and should not be subject to any stop-transfer restriction. Provided, however, that if you have not previously received (i) written confirmation from counsel to the Company that a registration statement covering resales of the Conversion Shares has been declared effective by the SEC under the 1933 Act, and (ii) a copy of such registration statement, then the certificates for the Conversion Shares shall bear the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED TO SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT."

and, provided further, that the Company may from time to time notify you to place stop-transfer restrictions on the certificates for the Conversion Shares in the event a registration statement covering the Conversion Shares is subject to amendment for events then current.

A form of written confirmation from counsel to the Company that a registration statement covering resales of the Conversion Shares has been declared effective by the SEC under the 1933 Act is attached hereto as Exhibit II.

Please be advised that the Holders are relying upon this letter as an inducement to enter into the Securities Purchase Agreement and, accordingly, each Holder is a third party beneficiary to these instructions.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please contact me at 954-917-6655.

Sincerely,



Alan Saperstein
Executive Vice President

ACKNOWLEDGED AND AGREED:

Interwest Transfer Company, Inc.

By:      ____________________________

Name:    ____________________________

Title:   ____________________________

Date:    ____________________________